UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 12, 2023

Cineverse Corp.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-31810	22-3720962
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

244 Fifth Avenue, Suite M289
New York, New York		10001
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 212 206-8600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
CLASS A COMMON STOCK, PAR VALUE $0.001 PER SHARE	CNVS	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 13, 2023, the Company announced the appointment of Mark Lindsey, 56, as Chief Financial Officer, effective as of September 14, 2023. Mr. Lindsey served as the Company's Executive Vice President, Finance and Accounting since November 2022 overseeing accounting, financial reporting, regulatory compliance and financial planning. The promotion marks a streamlining of the EVP and CFO roles. Prior to joining the Company, Mr. Lindsey served as Chief Accounting Officer and interim Chief Financial Officer at Firefly, a mobility-based advertising and data platform from June 2021 to November 2022. From 2006 to 2019, Mr. Lindsey also served as Chief Financial Officer at Canapi Ventures, a financial technology-focused venture capital firm; and Chief Accounting Officer at American Capital, a publicly traded private equity firm and global asset manager. Prior to 2006, he also worked at SiriusXM as Senior Director of Financial Reporting, at the PCAOB as Manager of Inspections, and at PricewaterhouseCoopers as Audit Senior Manager. Mr. Lindsey graduated from the University of Colorado at Denver with a B.S. in Business Administration with an emphasis in Accounting.

Mr. Lindsey does not have any family relationship with any director or executive officer of the Company. On September 12, 2023, and effective as of September 14, 2023, the Company entered into an employment agreement with Mr. Lindsey (the “Lindsey Employment Agreement”), pursuant to which Mr. Lindsey will serve as Chief Financial Officer of the Company. The term of the Employment Agreement will commence on September 14, 2023, and will end on September 13, 2024. Pursuant to the Employment Agreement, Mr. Lindsey will receive an annual base salary of $350,000. In addition, Mr. Lindsey will be eligible for annual bonuses, with a target bonus of $175,000, which bonuses shall be based on Company performance with goals to be established annually by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”). The Lindsey Employment Agreement further provides that Mr. Lindsey is entitled to participate in all benefit plans provided to senior executives of the Company. The Lindsey Employment Agreement provides that, in the event of a termination without Cause (as defined in the Lindsey Employment Agreement) or a resignation for Good Reason (as defined in the Lindsey Employment Agreement), Mr. Lindsey shall be entitled to payment of twelve (12) months’ base salary at the time of termination. In the event, within two (2) years after a Change in Control (as defined in the Lindsey Employment Agreement), of a termination without Cause (other than due to Mr. Lindsey’s death or disability), a resignation for Good Reason, or upon notice by the Company that it does not wish to renew the Term (as defined in the Lindsey Employment Agreement), then in lieu of receiving the amounts described above, Mr. Lindsey would be entitled to receive a lump sum payment equal to two (2) times the sum of (a) his then current annual base salary and (b) Mr. Lindsey’s target bonus for the year of termination.

The foregoing description of the Lindsey Employment Agreement does not purpose to be complete and is qualified in its entirety by reference to and incorporates herein by reference the full text of the Lindsey Employment Agreement, a copy of which is attached to this Form 8-K as Exhibit 10.1.

On September 13, 2023, the Company also announced that John Canning will be leaving the Company as Chief Financial Officer effective as of the expiration of his employment agreement on September 13, 2023.

The Company issued a press release on September 13, 2023, announcing the appointment of Mr. Lindsey as the Company’s Chief Financial Officer, a copy of which is attached to this Form 8-K as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

Exhibits

Exhibit No.	Description
10.1	Employment Agreement dated September 14, 2023 between Cineverse Corp. and Mark Lindsey (Certain Portions Omitted)
99.1	Press release dated September 13, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CINEVERSE CORP.

Date:	September 15, 2023	By:	/s/ Gary S. Loffredo
Chief Legal Officer, Secretary